Exhibit 2.3

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of June 9, 2005, by and between Applied Digital Solutions, Inc., a Missouri corporation (the “Company”) and VeriChip Corporation, a Delaware corporation (“VeriChip”).

WITNESSETH :

WHEREAS, the Company is engaged in the business of developing innovative security products for consumer, commercial and government sectors worldwide;

WHEREAS, VeriChip, a subsidiary of the Company, is engaged in the business of developing and marketing VeriChipTM, a sub-dermal radio frequency identification micro transponder that can be used in a variety of security, financial, emergency identification and healthcare applications (the “VeriChip Business”);

WHEREAS, Digital Angel Corporation, a Delaware corporation (“Digital Angel”), a majority-owned subsidiary of the Company, is an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets (the “Digital Angel Business”);

WHEREAS, VeriChip and Digital Angel are parties to that certain Supply and License Agreement dated March 4, 2002, as amended from time to time (the “Supply and License Agreement”), whereby Digital Angel granted VeriChip the exclusive right to market and sell injectable radio frequency transponders for use on or in humans, and the reading equipment relating thereto (the “Developed Products”);

WHEREAS, VeriChip is currently negotiating an amendment to the Supply and License Agreement with Digital Angel whereby VeriChip shall have the right to assign its rights under the Supply and License Agreement to the Company and the Company shall have the right to sublicense the Supply and License Agreement to VeriChip (the “Amended Supply and License Agreement”);

WHEREAS, on March 31, 2005, the Company acquired all of the outstanding capital stock of VeriChip Inc. f/k/a eXI Wireless Inc., a Canadian company (“eXI”) (the “eXI Transaction”);

WHEREAS, the Company believes eXI will be able to provide VeriChip with access to hospitals and other medical facilities through eXI’s existing distribution channels, which may open up opportunities for VeriChip revenue generation;

WHEREAS, the Company desires to transfer its ownership in eXI to VeriChip pursuant to the terms and conditions contained herein so that eXI will become a wholly-owned subsidiary of VeriChip (the “Transfer”); and

WHEREAS, as consideration for the Transfer, VeriChip will give the Company five million newly issued shares of its common stock (the “VeriChip Stock”) and will consent to the assignment of the Amended Supply and License Agreement to the Company;

WHEREAS, upon the assignment of the Amended Supply and License Agreement to the Company, the Company agrees to sublicense all of the right, title, and interest in and to the Developed Products as reflected on Exhibit A (the “Intellectual Property”) to VeriChip, and VeriChip agrees to license the use of the Intellectual Property from the Company pursuant to the terms of a sublicense agreement to be entered into by the parties.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt, legal sufficiency, and reasonably equivalent value of which, are hereby mutually acknowledged, the parties, intending to be legally bound, agree as follows:

1. Transfer of eXI Stock. Subject to the terms and conditions set forth in this Agreement, after the closing of the eXI Transaction (the “Exchange Date”), the Company agrees to transfer all of the issued and outstanding capital stock of eXI (the “Shares”) to VeriChip, whereby eXI will become a wholly-owned subsidiary of VeriChip. On the Exchange Date, the Company shall transfer and deliver to VeriChip good and valid title to the Shares, free and clear of all claims, liens, agreements, restrictions, and encumbrances, and the Company shall deliver to VeriChip stock certificates representing the Shares duly endorsed to VeriChip.

2. Transfer of the VeriChip Stock. On the Exchange Date, VeriChip shall transfer and deliver to the Company good and valid title to the VeriChip Stock, free and clear of all claims, liens, agreements, restrictions, and encumbrances.

3. Sublicense Agreement. VeriChip agrees to negotiate in good faith and enter into the Amended Supply and License Agreement within 14 days of the Exchange Date. Upon VeriChip’s assignment of the Amended Supply and License Agreement to the Company, the Company agrees to grant VeriChip a sublicense to use the Intellectual Property, and VeriChip agrees to license the use of the Intellectual Property from the Company pursuant to the terms of a sublicense agreement to be entered into by the parties. The parties agree to negotiate in good faith and enter into the sublicense agreement within 14 days of the Exchange Date.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to VeriChip that:

a. Ownership of the Shares. The Company is the record and beneficial owner of the Shares, free and clear of any claims, liens or encumbrances. The Shares represent one hundred percent (100%) of the issued and outstanding shares of capital stock of eXI.

b. Execution and Effect of Agreement. The Company has the full right, power and authority to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

c. No Breach. The execution, delivery and performance of this Agreement will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or its properties may be bound or affected, or any law, statute, rule, ordinance or governmental regulation.

5. Representations and Warranties of VeriChip. VeriChip represents, warrants and agrees that:

a. Execution and Effect of Agreement. VeriChip has the full right, power and authority to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by VeriChip, and is a legal, valid and binding obligation of VeriChip, enforceable in accordance with its terms.

b. Capitalization. The authorized capital stock of VeriChip consists of 35,000,000 shares of common stock, par value $.001 per share, 20,000,000 of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued free of preemptive rights in compliance with applicable corporate and securities laws and all of which are owned by the Company. Except for 8,280,000 stock options granted to officers, directors, employees, and consultants of VeriChip, 8,080,000 of which were granted pursuant to the VeriChip 2002 Flexible Stock Option Plan and 200,000 of which were granted outside of a plan, and 1,849,000 warrants granted to IBM Credit LLC, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Verchip or obligating VeriChip to issue or sell any shares of capital stock of, or other equity interests in VeriChip. The VeriChip Stock, when issued to the Company, will be duly authorized, validly issued, fully paid and non-assessable.

c. No Breach. The execution, delivery and performance of this Agreement will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, agreement or other instrument to which VeriChip is a party or its properties may be bound or affected, or any law, statute, rule, ordinance or governmental regulation.

d. Compliance with Laws. VeriChip is and has been in substantial compliance with all laws, regulations and orders applicable to it, its properties and assets (in each case, owned or used by it now or in the past) and the Verichp Business and operations (as conducted by it now and in the past).

e. Licenses and Permits. VeriChip possesses all licenses and required governmental or official approvals, permits or authorizations (the “Permits”) for the VeriChip Business and operations. All such Permits are valid and in full force and effect, and VeriChip is in compliance in all material respects with the respective requirements thereof and no proceeding is pending or threatened to revoke or amend any of them. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6. Conveyances on the Exchange Date.

a. Deliveries by VeriChip. On the Exchange Date, VeriChip shall deliver or cause to be delivered to the Company and/or VeriChip, as applicable, the following:

(i) a stock certificate representing the VeriChip Stock; and

(ii) copies of resolutions adopted by the independent members of the Board of Directors of VeriChip authorizing the transactions contemplated by this Agreement.

b. Deliveries by the Company. On the Exchange Date, the Company shall deliver or cause to be delivered to VeriChip, as applicable, the following:

(i) stock certificates representing the Shares, together with a stock power, duly endorsed to VeriChip;

(ii) copies of resolutions adopted by the independent members of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement; and

(iii) such other instruments of transfer reasonably requested by VeriChip to transfer to and vest in VeriChip all of the Company’s right, title and interest in and to the Shares.

7. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or sent by telex or telecopy or three business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one business day after being sent via a nationally recognized courier service for next business day delivery, to the party to whom it is directed at the following addresses (or such other addresses as shall be subsequently provided in writing to the other parties):

To the Company:	Applied Digital Solutions, Inc. 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Fax: (561) 805-8002 Attention: Michael Krawitz

With a copy to:	Holland & Knight LLP 701 Brickell Avenue, Suite 3000 Miami, Florida 33131 Fax: 305-374-8500 Attention: Harvey Goldman

To VeriChip:	VeriChip Corporation 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Fax: 805-8002 Attention: Michael Krawitz

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

9. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof.

10. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents, as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

11. Amendments; No Waivers. Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by all of the parties. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach hereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

12. Entire Agreement. This Agreement (including the Exhibits hereto and any amendments hereto) constitutes the entire Agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

13. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida (without regard to the choice of law provisions thereof). The parties hereto agree that any action, proceeding or lawsuit arising under or in connection with this Agreement shall be brought solely and exclusively in the court of Palm Beach County, Florida, and each of the parties hereto consents to personal jurisdiction is such sole and exclusive forums.

14. Severability. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of this Agreement.

15. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

16. Fees and Expenses. Except as expressly set forth herein, each party shall be responsible for its own legal, accounting, and other fees and expenses incurred in connection with the Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Evan C. McKeown
Name:	Evan C. McKeown
Title:	SVP, CFO

VERICHIP CORPORATION

By:	/s/ Kevin McLaughlin
Name:	Kevin McLaughlin
Title:	CEO